Exhibit 99.1

Protalix Announces New Clinical Data on Taliglucerase Alfa to be Presented at the WORLD Lysosomal Disease Network Symposium

CARMIEL, Israel, January 26, 2012 /GlobeNewswire/Protalix BioTherapeutics, Inc. (NYSE-AMEX:PLX, TASE:PLX), announced today that new clinical data on taliglucerase alfa will be presented at the 8th Annual Meeting of the Lysosomal Disease Network: WORLD Symposium 2012 being held February 8-10 in San Diego, California.

Professor Ari Zimran, M.D., Director of the Gaucher Clinic, Shaare Zedek Medical Center, Jerusalem, Israel, will deliver an oral presentation entitled “Long term safety and efficacy data of taliglucerase alfa, a Plant Cell Expressed Recombinant Glucocerebrosidase, in treatment of Naïve Gaucher Disease patients” which has been scheduled for Friday, February 10, 2012 at 3:45 PM PT.

Gregory Pastores, M.D., Professor of Neurology and Pediatrics and Director of the Neurogenetics Laboratory at New York University School of Medicine, will deliver an oral presentation entitled “Plant Cell Expressed Recombinant Glucocerebrosidase taliglucerase alfa as Therapy for Gaucher Disease in Patients Previously Treated with Imiglucerase” which has been scheduled for Friday, February 10, 2012 at 4:00 PM PT.

Laura van Dussen, M.D., of the Academic Medical Center, University of Amsterdam, will introduce a poster entitled “Long term bone marrow responses, as measured by Quantitative Chemical Shift Imaging (QCSI) MRI, following treatment with taliglucerase alfa in patients with type 1 Gaucher Disease.” The poster will be presented on Wednesday, February 8, 2012 from 5:00-7:00 PM PT and Thursday, February 9, 2012 from 4:00-6:00 PM PT.

About the Lysosomal Disease Network

The goal of the Lysosomal Disease Network is to provide an interdisciplinary forum to explore and discuss specific areas of interest, research and clinical applicability related to lysosomal diseases. The WORLD symposium is designed to help researchers and clinicians better manage and understand diagnostic options for patients with storage diseases; identify areas requiring additional basic and clinical research, public policy and regulatory attention; and identify the latest findings in the natural history of lysosomal diseases. For additional information on the symposium, please go to www.lysosomaldiseasenetwork.org.

About Protalix

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell based expression system, ProCellEx(R). Protalix's unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner in an environment free of mammalian components and viruses. Protalix's lead compound, taliglucerase alfa, an enzyme replacement therapy for the treatment of Gaucher disease, completed phase III development. To date, marketing applications have been submitted for taliglucerase alfa in the United States, the European Union, Brazil, Israel and Australia. Protalix's development pipeline also includes the following product candidates: PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; PRX-105, a pegylated recombinant human acetylcholinesterase in development for several therapeutic and prophylactic indications, a biodefense program and an organophosphate-based pesticide treatment program; an orally-delivered glucocerebrosidase enzyme that is naturally encased in carrot cells, also for the treatment of Gaucher disease; pr-antiTNF, a similar plant cell version of etanercept (Enbrel(R)) for the treatment of certain immune diseases such as rheumatoid arthritis, juvenile idiopathic arthritis, ankylosing spondylitis, psoriatic arthritis and plaque psoriasis; and others.

Forward Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms "anticipate," "believe," "estimate," "expect" and "intend" and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others: risks relating to the review process of the FDA, the European Medicines Agency (EMA), other foreign regulatory bodies and other governmental regulatory bodies, including the risk that regulatory authorities may find that the data from our clinical trials and other studies is insufficient for regulatory approval; risks relating to delays in the FDA's, the EMA's or other foreign regulatory authorities' approval of any applications we file or refusals to approve such filings, including the NDA we filed with the FDA for taliglucerase alfa for the treatment of Gaucher disease; the risk that applicable regulatory authorities may refuse to approve the marketing and sale of a drug product even after acceptance of an application we file for the drug product; risks relating to the completion of our clinical trials; and other factors described in our filings with the Securities and Exchange Commission. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced or late-stage clinical trials, even after obtaining promising earlier trial results or in preliminary findings for such clinical trials. Further, even if favorable testing data is generated from clinical trials of drug products, the FDA, EMA or any other foreign regulatory authority may not accept or approve an NDA filed by a pharmaceutical or biotechnology company for such drug product. Failure to obtain approval from the FDA, EMA or any other foreign regulatory authority of any of our drug candidates in a timely manner, if at all, will severely undermine our business and results of operations by reducing our potential marketable products and our ability to generate corresponding product revenues. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.

Investor Contact

Marcy Nanus
The Trout Group, LLC
646-378-2927
mnanus@troutgroup.com

Media Contact

Jennifer Conrad or Kari Watson
MacDougall Biomedical Communications
781-235-3060
jconrad@macbiocom.com
kwatson@macbiocom.com